Exhibit 99.1
Contact: Steve Martens
Vice President of Investor Relations
(630) 527-4344
MOLEX REPORTS FOURTH QUARTER AND FULL FISCAL YEAR RESULTS
ORDERS INCREASE 58% TO RECORD LEVEL
REVENUE INCREASES 48%
Lisle, Ill., USA – August 3, 2010 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its fiscal 2010 fourth quarter and its full fiscal year 2010, both ended June 30, 2010.

	Three Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,
USD millions, except per share data	2010	2010	2009
Net revenue	$847.3	$756.3	$570.6
Net income (loss)	39.8	38.4	(220.5)
Earnings (loss) per share	0.23	0.22	(1.27)
Non-GAAP net income (loss)*	67.5	51.0	(15.6)
Non-GAAP earnings (loss) per share*	0.39	0.29	(0.09)

*	A reconciliation of non-GAAP measures can be found on page 5
Revenue for the June 2010 quarter of $847.3 million exceeded the high end of the guidance provided on April 27, 2010 and increased 12% from the March 2010 quarter and 48% from the June 2009 quarter. The increase in local currency was 13% compared with the March 2010 quarter and 46% compared with the prior year. Orders for the quarter were $910.4 million, an increase of 9% from the March 2010 quarter and 58% from the prior year quarter.
Net income for the June 2010 quarter was $39.8 million or $0.23 per share, compared with net income of $38.4 million or $0.22 per share, for the March 2010 quarter. For the June 2010 quarter, net income included a pretax restructuring charge of $26.5 million ($24.7 million after-tax or $0.14 per share) and a pretax loss of $4.8 million ($3.0 million after-tax or $0.02 per share) related to unauthorized activities in Japan. The effective tax rate for the quarter was 35.0%.
On a non-GAAP basis, net income for the June 2010 quarter was $67.5 million or $0.39 per share, compared with net income of $51.0 million or $0.29 per share, in the March 2010 quarter. For the quarter, non-GAAP net income excluded charges for the restructuring program and losses related to unauthorized activities in Japan. The effective tax rate for the quarter on a non-GAAP basis was 27.0%.

“We achieved record bookings in the quarter and hit an all time high for revenue in the month of June,” commented Martin P. Slark, Molex’s Chief Executive Officer. “Business activity in all of our major markets is quite strong and we expect to see further growth going forward, although at a slower pace. We ended the fiscal year with strong momentum. As expected, our restructuring program is now complete and we are seeing the benefits of our reorganization and improved cost structure through both top line growth and increased earnings power.”
Other financial highlights for the quarter ended June 30, 2010:
•	Gross profit margin decreased to 29.9%, compared with 31.2% in the March 2010 quarter due primarily to higher supply chain costs necessary to meet customer requirements.
•	SG&A expense was $158.7 million, an increase of $2.3 million from the March 2010 quarter. The increase was primarily due to increased selling costs in support of the higher demand level and increases in research and development costs related to new product introductions.
•	Capital expenditures were $79.5 million or 9.4% of revenue due to investments for new product introductions and general capacity increases to keep pace with customer demand.
•	Depreciation and amortization expense was $58.0 million or 6.8% of revenue, down $1.4 million from the March 2010 quarter.
•	Book-to-bill ratio was 1.07, the fifth consecutive quarter of positive ratios.
•	Backlog was $473 million, an increase of $50.8 million or 12% from the March 2010 quarter.
•	Cash flow from operations was $68.7 million, a 71% increase from the March 2010 quarter.
Full Year Results
Revenue for the full fiscal year ended June 30, 2010 was $3.0 billion, an increase of 16.5% compared with the prior fiscal year. The increase in local currency was 14%. Net income of $76.9 million or $0.44 per share included a pretax restructuring charge of $117.1 million ($92.8 million after-tax or approximately $0.53 per share), a tax adjustment related to stock compensation of $4.8 million or $0.03 per share and a pretax loss of $26.9 million ($17.1 million after-tax or $0.10 per share) related to unauthorized activities in Japan.
On a non-GAAP basis, net income for the full fiscal year ended June 30 2010 was $191.7 million or $1.10 per share, compared with net income of $55.6 million or $0.32 per share in the prior fiscal year, an increase of 244% for earnings per share. For these years, non-GAAP net income excluded charges for goodwill impairment, the restructuring program, the tax adjustment related to stock compensation and losses related to unauthorized activities in Japan. The effective tax rate for the fiscal year on a non-GAAP basis was 30.4%.
Unauthorized Activities in Japan
As previously disclosed, in April 2010 Molex launched an investigation into unauthorized activities in its Japanese subsidiary because it learned that an individual had obtained unauthorized loans and entered into unauthorized trading in Molex Japan’s name. Based on the results of the substantially completed investigation, we recorded for accounting purposes an accrued liability of $165.8 million as of June 30, 2010 for the outstanding unauthorized loans pending the resolution of these matters, as more fully described below. Based on our consultation with legal counsel in Japan and the information learned from the substantially completed investigation, we intend to vigorously contest the enforceability of the outstanding unauthorized loans and any attempt by the lender to obtain payment.
Restructuring Update
The Company completed the restructuring program during the June 2010 quarter. The total pretax cost of the program was $315 million which is $15 million higher than previously estimated due to additional non-cash asset impairments for redundant production capacity and further reductions in the carrying cost of real estate held for sale. The expected cost savings from the restructuring program is approximately $205 million on an annual basis. To date, we have realized annual savings of approximately $172 million with $33 million still to be realized in fiscal 2011.

Outlook
The Company estimates revenue in a range of $850 to $880 million for the September 2010 quarter. At this level of revenue, the Company expects earnings per share in a range of $0.42 to $0.46, assuming an effective tax rate of 30%.
Earnings Conference Call Information
A conference call will be held on Tuesday, August 3, 2010 at 4:00 pm central time. Please dial (888) 680-0892 to participate in the call. International callers should dial (617) 213-4858. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 87571928. Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central time at (888) 286-8010 or (617) 801-6888 / pass code 33670771.
Other Investor Events
September 9, 2010 — Molex Incorporated will host an Analysts Meeting to provide an update to investors on the Company’s growth strategies, financial performance and initiatives. The event will again be at our corporate offices – Molex Incorporated, 2222 Wellington Court, Lisle, Illinois 60532. The meeting will begin at 10:30am central and is scheduled to end at approximately 3:00pm central. If you would like to attend – please contact Christina Gutierrez at chris.gutierrez@molex.com
Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “projects,” “estimates,” “potential,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; the financial condition of our customers; labor cost increases; the challenges attendant to plant closings and restructurings, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities.
Other factors, risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2009, and the Form 10-Q for the quarters ended September 30, 2009, December 31, 2009 and March 30, 2010 which are incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 72-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 39 manufacturing locations in 16 countries. The Molex website is www.molex.com.

# # #
Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Non-GAAP Measures
(in thousands, except per share data)

	Jun. 30,	Mar. 31,	Jun. 30,
	2010	2010	2009
		(as restated)*	(as restated)*
Three months ended:
Net income (loss)	$39,780	$38,447	$(220,489)
Restructuring costs and asset impairments	24,694	7,440	32,224
Loss on unauthorized activities in Japan	3,040	5,120	1,712
Goodwill impairments	—	—	171,000

Non-GAAP net income (loss)	$67,514	$51,007	$(15,553)

Earnings (loss) per share	$0.23	$0.22	$(1.27)
Restructuring costs and asset impairments	0.14	0.04	0.19
Loss on unauthorized activities in Japan	0.02	0.03	—
Goodwill impairments	—	—	0.99

Non-GAAP earnings (loss) per share	$0.39	$0.29	$(0.09)

	Jun. 30,	Jun. 30,
	2010	2009
		(as restated)*
Fiscal years ended:
Net income (loss)	$76,930	$(322,036)
Restructuring costs and asset impairments	92,835	111,798
Loss on unauthorized activities in Japan	17,148	1,712
Tax adjustment — stock compensation	4,795	—
Goodwill impairments	—	264,140

Non-GAAP net income (loss)	$191,708	$55,614

Earnings (loss) per share	$0.44	$(1.84)
Restructuring costs and asset impairments	0.53	0.64
Loss on unauthorized activities in Japan	0.10	0.01
Tax adjustment — stock compensation	0.03	—
Goodwill impairments	—	1.51

Non-GAAP earnings (loss) per share	$1.10	$0.32

*	See Notes A and B
Non-GAAP net income (loss) and non-GAAP earnings (loss) per share are non-GAAP financial measures. We refer to non-GAAP net income (loss) and non-GAAP earnings (loss) per share to describe earnings and earnings per share excluding the items referenced above. We believe that non-GAAP net income (loss) and non-GAAP earnings (loss) per share provide useful information to investors because both provide information about the estimated financial performance of Molex’s ongoing business. Non-GAAP net income (loss) and non-GAAP earnings (loss) per share are used by management in its financial and operational decision-making and evaluation of overall operating performance and segment level core operating performance. Non-GAAP net income (loss) and non-GAAP earnings (loss) per share may be different from similar measures used by other companies.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	June 30,
	2010	2009
		(as restated)*
ASSETS
Current assets:
Cash and cash equivalents	$376,352	$424,707
Marketable securities	18,508	43,234
Accounts receivable, less allowances of $43,650 and $32,593 respectively	734,932	528,907
Inventories	469,369	354,337
Deferred income taxes	112,531	87,424
Other current assets	64,129	68,449

Total current assets	1,775,821	1,507,058
Property, plant and equipment, net	1,055,144	1,080,417
Goodwill	131,910	128,494
Non-current deferred income taxes	94,191	99,276
Other assets	179,512	196,341

Total assets	$3,236,578	$3,011,586

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and short-term borrowings	$110,070	$224,340
Accounts payable	395,474	266,633
Accrued expenses:
Salaries, commissions and bonuses	96,403	55,109
Restructuring	26,898	69,928
Accrual for unauthorized activities in Japan	165,815	174,804
Other	96,531	93,392
Income taxes payable	21,505	687

Total current liabilities	912,696	884,893
Other non-current liabilities	19,869	21,862
Accrued pension and postretirement benefits	135,448	113,268
Long-term debt	183,434	30,311

Total liabilities	1,251,447	1,050,334

Commitments and contingencies

Total stockholders’ equity	1,985,131	1,961,252

Total liabilities and stockholders’ equity	$3,236,578	$3,011,586

*	See Notes A and B

Molex Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(quarterly information unaudited)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(as restated)*		(as restated)*
Net revenue	$847,304	$570,589	$3,007,207	$2,581,841
Cost of sales	594,366	433,352	2,114,584	1,925,664

Gross profit	252,938	137,237	892,623	656,177

Selling, general and administrative	158,676	136,668	610,784	586,702
Restructuring costs and asset impairments	26,543	45,627	117,139	151,531
Net loss on unauthorized activities in Japan	4,768	2,685	26,898	2,685
Goodwill impairment	—	171,000	—	264,140

Total operating expenses	189,987	355,980	754,821	1,005,058

Income (loss) from operations	62,951	(218,743)	137,802	(348,881)

Interest (expense) income, net	(832)	(326)	(5,416)	1,961
Other (expense) income	(959)	1,095	(897)	25,347

Total other (expense) income	(1,791)	769	(6,313)	27,308

Income (loss) before income taxes	61,160	(217,974)	131,489	(321,573)

Income taxes	21,380	2,515	54,559	463

Net income (loss)	$39,780	$(220,489)	$76,930	$(322,036)

Earnings (loss) per share:
Basic	$0.23	$(1.27)	$0.44	$(1.84)
Diluted	$0.23	$(1.27)	$0.44	$(1.84)

Dividends declared per share	$0.1525	$0.1525	$0.6100	$0.6100

Average common shares outstanding:
Basic	174,123	173,290	173,803	174,598
Diluted	175,098	173,290	174,660	174,598

*	See Notes A and B

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended
	June 30,
	2010	2009
		(as restated)*
Operating activities:
Net income (loss)	$76,930	$(322,036)
Add (deduct) non-cash items included in net income (loss):
Depreciation and amortization	238,666	251,902
Goodwill impairment	—	264,140
Asset write-downs included in restructuring costs	37,296	41,376
Loss (gain) on investments	558	(143)
Deferred income taxes	(16,965)	(28,233)
Loss on sale of property, plant and equipment	4,092	2,478
Share-based compensation	27,034	26,508
Other non-cash items	20,577	(8,124)
Changes in assets and liabilities:
Accounts receivable	(208,051)	201,080
Inventories	(117,701)	95,529
Accounts payable	115,869	(84,502)
Other current assets and liabilities	14,559	(22,591)
Other assets and liabilities	57,715	(47,486)

Cash provided from operating activities	250,579	369,898

Investing activities:
Capital expenditures	(229,477)	(177,943)
Proceeds from sales of property, plant and equipment	3,014	9,574
Proceeds from sales or maturities of marketable securities	44,373	29,549
Purchases of marketable securities	(18,890)	(42,751)
Acquisitions	(10,097)	(74,789)
Other investing activities	(5,794)	3,274

Cash used for investing activities	(216,871)	(253,086)

Financing activities:
Proceeds from revolving credit facility and short term loans	154,000	245,000
Payments on revolving credit facility	(79,000)	(295,000)
Proceeds from issuance of long-term debt	32,647	78,060
Payments of long-term debt	(87,787)	(1,827)
Cash dividends paid	(105,984)	(99,640)
Exercise of stock options	4,008	1,692
Excess tax benefits from share-based compensation	—	1,693
Purchase of treasury stock	—	(76,342)
Other financing activities	(1,120)	(9,218)

Cash used for financing activities	(83,236)	(155,582)

Effect of exchange rate changes on cash	1,173	(12,030)

Net (decrease) increase in cash and cash equivalents	(48,355)	(50,800)
Cash and cash equivalents, beginning of year	424,707	475,507

Cash and cash equivalents, end of year	$376,352	$424,707

*	See Notes A and B

Note A – Net Loss on Unauthorized Activities in Japan
As we previously reported, in April 2010, we launched an investigation into unauthorized activities in Japan. We learned that an individual working in Molex Japan’s finance group obtained unauthorized loans from third party lenders, that included in at least one instance the attempted unauthorized pledge of Molex Japan facilities as security, in Molex Japan’s name that were used to cover losses resulting from unauthorized trading, including margin trading, in Molex Japan’s name. We also learned that the individual misappropriated funds from Molex Japan’s accounts to cover losses from unauthorized trading. The individual admitted to forging documentation in arranging and concealing the transactions. We retained outside legal counsel, and they retained forensic accountants, to investigate the matter. The investigation is now substantially complete. Based on our consultation with legal counsel in Japan and the information learned from the substantially completed investigation, we intend to vigorously contest the enforceability of the outstanding unauthorized loans and any attempt by the lender to obtain payment.
At the end of the third quarter of fiscal 2010, we reported the outstanding unauthorized loans as a contingent liability of $162.2 million. Based on the results of the substantially completed investigation, we recorded for accounting purposes an accrued liability for the effect of unauthorized activities pending the resolution of these matters. In particular, we recognized cumulative net losses of ($201.9 million, or $128.7 million after-tax) due to these unauthorized activities, which were comprised of (1) the asserted unauthorized loans outstanding as of June 30, 2010 of ¥15.0 billion ($169.7 million), (2) the payment of ¥1.0 billion ($10.8 million) of unauthorized loans on April 5, 2010, (3) misappropriated funds of ¥1.9 billion ($20.5 million), and (4) cumulative investigative costs through June 30, 2010 of $4.8 million, offset by (5) an unauthorized investment account with a balance of ¥0.4 billion ($3.9 million) as of June 30, 2010. We believe these unauthorized activities and related losses occurred from at least as early as 1988 through 2010, with approximately ¥15.4 billion ($167.4 million) occurring prior to June 30, 2007. The accrued liability for these potential net losses was ¥14.7 billion ($165.8 million) as of June 30, 2010. To the extent we prevail in not having to pay all or any portion of the outstanding unauthorized loans, we would recognize a gain in that amount.
Note B — Restatement of Prior Period Financial Statements
During the fourth quarter of fiscal 2010, we made the following adjustments to the historical consolidated financial statements.
▪	As discussed in Note A, we recorded a liability for potential losses related to the unauthorized activities in Japan. We are restating prior period financial statements to record liabilities in the periods in which the unauthorized transactions occurred.

▪	During the fourth quarter of fiscal 2010, we completed a study to determine if historical tax transactions and balances had been recognized appropriately in accordance with ASC 740. We identified errors in tax-related accounts in prior periods.
Based on our analysis of these adjustments, we concluded that while the adjustments were not material to the operating results of fiscal year 2009, there was an overstatement of stockholders’ equity in the amount of $101.3 million, which represented 4.9% of total stockholders’ equity as of June 30, 2009. Accordingly, we restated the fiscal 2009 consolidated financial statements and quarterly financial statements included in this release.

The effect of the restatement on the consolidated statement of operations for the year ended June 30, 2009 follows (in thousands):

		Adjustments
	As Reported	Japan	Tax	As Restated
Year Ended June 30, 2009:
Net loss on unauthorized activities in Japan	$—	$2,685	$—	$2,685
Income (loss) from operations	(346,196)	(2,685)	—	(348,881)
Income (loss) before income taxes	(318,888)	(2,685)	—	(321,573)
Income taxes	2,399	(973)	(963)	463
Net income (loss)	(321,287)	(1,712)	963	(322,036)
Earnings (loss) per share:
Basic	(1.84)	0.01	(0.01)	(1.84)
Diluted	(1.84)	0.01	(0.01)	(1.84)

The effect of the restatement on the consolidated balance sheet as of June 30, 2009 follows (in thousands):

		Adjustments
	As Reported	Japan	Tax	As Restated
Deferred income taxes	$27,939	$63,366	$(3,881)	$87,424
Total current assets	1,447,573	63,366	(3,881)	1,507,058
Non-current deferred income taxes	89,332	—	9,944	99,276
Total assets	2,942,157	63,366	6,063	3,011,586

Income taxes payable	4,750	—	(4,063)	687
Accrual for unauthorized activities in Japan	—	174,804	—	174,804
Total current liabilities	714,152	174,804	(4,063)	884,893
Total liabilities	879,593	174,804	(4,063)	1,050,334

Retained earnings	2,355,991	(111,438)	17,041	2,261,594
Accumulated other comprehensive income	183,298	—	(6,915)	176,383
Total stockholders’ equity	2,062,564	(111,438)	10,126	1,961,252
Total liabilities and stockholders’ equity	2,942,157	63,366	6,063	3,011,586
The effect of the restatement on the consolidated statement of cash flows for the year ended June 30, 2009 follows (in thousands):

		Adjustments
	As Reported	Japan	Tax	As Restated
Net income (loss)	$(321,287)	$(1,712)	$963	$(322,036)
Deferred income taxes	(26,606)	(973)	(654)	(28,233)
Other current assets and liabilities	(24,967)	2,685	(309)	(22,591)
Cash provided from operating activities	369,898	—	—	369,898

The effect of the restatement on the quarterly consolidated statements of operations for the quarters ended March 31, 2010, December 31, 2009, September 30, 2009 and June 30, 2009 follows (in thousands):

		Adjustments
	As Reported	Japan	Tax	As Restated
Quarter Ended March 31, 2010:
Net loss on unauthorized activities in Japan	$30,967	$(22,935)	$—	$8,032
Income (loss) from operations	39,321	22,935	—	62,256
Income (loss) before income taxes	34,302	22,935	—	57,237
Income taxes	10,476	8,314	—	18,790
Net income (loss)	23,826	14,621	—	38,447
Earnings (loss) per share:
Basic	0.14	0.08	—	0.22
Diluted	0.14	0.08	—	0.22

		Adjustments
	As Reported	Japan	Tax	As Restated
Quarter Ended December 31, 2009:
Net loss on unauthorized activities in Japan	$—	$8,544	$—	$8,544
Income (loss) from operations	36,796	(8,544)	—	28,252
Income (loss) before income taxes	34,809	(8,544)	—	26,265
Income taxes	15,523	(3,097)	—	12,426
Net income (loss)	19,286	(5,447)	—	13,839
Earnings (loss) per share:
Basic	0.11	(0.03)	—	0.08
Diluted	0.11	(0.03)	—	0.08

		Adjustments
	As Reported	Japan	Tax	As Restated
Quarter Ended September 30, 2009:
Net loss on unauthorized activities in Japan	$—	$5,555	$—	$5,555
Income (loss) from operations	(10,103)	(5,555)	—	(15,658)
Income (loss) before income taxes	(7,619)	(5,555)	—	(13,174)
Income taxes	3,976	(2,014)	—	1,962
Net income (loss)	(11,595)	(3,541)	—	(15,136)
Earnings (loss) per share:
Basic	(0.07)	(0.02)	—	(0.09)
Diluted	(0.07)	(0.02)	—	(0.09)

		Adjustments
	As Reported	Japan	Tax	As Restated
Quarter Ended June 30, 2009:
Net loss on unauthorized activities in Japan	$—	$2,685	$—	$2,685
Income (loss) from operations	(216,058)	(2,685)	—	(218,743)
Income (loss) before income taxes	(215,289)	(2,685)	—	(217,974)
Income taxes	4,451	(973)	(963)	2,515
Net income (loss)	(219,740)	214	(963)	(220,489)
Earnings (loss) per share:
Basic	(1.27)	0.01	(0.01)	(1.27)
Diluted	(1.27)	0.01	(0.01)	(1.27)